Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard, Fourth Floor

Los Angeles, California 90025

February 28, 2005

PRB Gas Transportation, Inc.

1401 17th St, Suite 650

Denver, Colorado 80202

Re:

Registration Statement on Form S-1/Amendment No. 2

           File No. 333-120129

           PRB Gas Transportation, Inc.

Ladies and Gentlemen:

We have acted as counsel for PRB Gas Transportation, Inc., a Nevada corporation (the "Company"), in connection with a registration statement, as amended, on Form S-1 (the "Registration Statement") filed with the United States Securities and Exchange Commission to register under the United States Securities Act of 1933, as amended: (a) 2,000,000 shares of common stock of the Company ("Common Shares") to be offered in the Company’s proposed public offering; (b) 4,361,000 Common Shares to be issued to the holders of the issued and outstanding shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock of the Company (the "Preferred Shares") upon the conversion by the holders thereof to Common Shares on a one-for-one basis in accordance with the terms and conditions of the Preferred Shares; and (c) 45,000 Common Shares to be issued to the holders of the issued and outstanding warrants of the Company (“Warrants”) upon the conversion by the holders thereof to Common Shares on a one-for-one basis, in accordance with the terms and conditions of the Warrants.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of this opinion, including without limitation:

(a)

Copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect;

(b)

resolutions adopted by the Board of Directors of the Company; and

(c)

the Registration Statement, including the prospectuses contained therein and the exhibits attached thereto.

In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the veracity of the information contained therein.  We have also assumed that the parties delivering the certificates have been duly appointed to the positions indicated and have the power, capacity and authority to certify the information contained therein and that the certificates referred to above, if dated earlier than the date hereof, continue to be accurate as of the date hereof. To the extent that any certificates upon which we have relied are based on any assumption, are given in reliance on any other certificate or other document or are made subject to any limitation, qualification or exception, our opinion given in reliance thereon is also based on such assumption, is given in reliance on such other certificate or other document and is subject to such limitation, qualification or exception.

This opinion is rendered solely with respect to the laws of the State of California and the federal laws of the United States.

On the basis of the foregoing, we are of the opinion that:

2.

The 2,000,000 Common Shares offered by the Company have been duly authorized and when paid for and issued pursuant to the terms of the Underwriting Agreement between the Company and Gilford Securities Incorporated will be legally issued, fully paid and non-assessable.

3.

The 4,361,000 Common Shares which may be issued upon the conversion of the Preferred Shares by the holders thereof have been duly authorized, reserved and set aside for issuance, and when issued upon the conversion of the Preferred Shares in accordance with their terms shall be legally issued, fully paid and non-assessable.

4.

The 45,000 Common Shares which may be issued upon the conversion of the Warrants by the holders thereof have been duly authorized, reserved and set aside for issuance, and when issued upon the conversion of the Warrants in accordance with their terms shall be legally issued, fully paid and non-assessable.

This opinion is given to the Company in connection with the Registration Statement and may not be relied upon for any other purpose or by any other person without our prior written consent.  This letter is given as of the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the caption "Legal Matters" in the Prospectus included therein. In giving this consent, we do not concede that we are experts within the meaning of the Securities Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Yours very truly,
(signed) Resch Polster Alpert & Berger LLP